Exhibit 99.1

Intel Corporation

2200 Mission College Blvd.

P.O. Box 58119

Santa Clara, CA 95052-8119

CONTACTS:	Chuck Mulloy	Claudine Mangano
408 765-3484	408 765-0146
cmulloy@intel.com	Claudine.a.mangano@intel.com

EC Ruling: Statement by Intel President and CEO Paul Otellini

SANTA CLARA, Calif., May 13, 2009 – Paul Otellini, Intel Corporation president and CEO today issued the following statement regarding the European Commission decision on Intel’s business practices:

“Intel takes strong exception to this decision. We believe the decision is wrong and ignores the reality of a highly competitive microprocessor marketplace – characterized by constant innovation, improved product performance and lower prices. There has been absolutely zero harm to consumers. Intel will appeal.”

“We do not believe our practices violated European law. The natural result of a competitive market with only two major suppliers is that when one company wins sales, the other does not. The Directorate General for Competition of the Commission ignored or refused to obtain significant evidence that contradicts the assertions in this decision. We believe this evidence shows that when companies perform well the market rewards them, when they don’t perform the market acts accordingly.”

“Intel never sells products below cost. We have however, consistently invested in innovation, in manufacturing and in developing leadership technology. The result is that we can discount our products to compete in a highly competitive marketplace, passing along to consumers everywhere the efficiencies of being the world’s leading volume manufacturer of microprocessors.”

“Despite our strongly held views, as we go through the appeals process we plan to work with the Commission to ensure we’re in compliance with their decision. Finally, there should be no doubt whatsoever that Intel will continue to invest in the products and technologies that provide Europe and the rest of the world the industry’s best performing processors at lower prices.”

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More information about Intel and “Competition in the Innovation Economy” is available at www.intel.com/pressroom/legal.

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